                                   EXHIBIT 12

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)
                                                            6 MONTHS
                                                              ENDED                   TWELVE MONTHS ENDED
                                                             JUNE 30,                      DECEMBER 31,
                                                            ---------  -----------------------------------------------------
                                                               2000      1999       1998       1997       1996       1995
                                                            ---------  ---------  ---------  ---------  ---------  ---------
EARNINGS
--------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES       $   187.5  $   296.7  $ 1,002.7  $   743.3  $   811.5  $   869.8

Add:

Amortization of previously capitalized interest                   4.8       11.0       10.7       11.0       11.6       11.7
Minority interest in net income of
    consolidated subsidiaries with fixed charges                 31.3       42.9       33.6       45.1       45.9       30.1
Proportionate share of fixed charges of investees
    accounted for by the equity method                            2.9        5.5        4.8        6.5        5.1        5.3
Proportionate share of net loss of investees
    accounted for by the equity method                            4.8        0.3        0.2        0.1        2.7        0.5
                                                            ---------  ---------  ---------  ---------  ---------  ---------
               Total additions                                   43.8       59.7       49.3       62.7       65.3       47.6

Deduct:

Capitalized interest                                              6.1       11.8        6.6        6.2        5.4        5.1
Minority interest in net loss of consolidated subsidiaries        3.2        4.2        2.9        3.6        4.4        3.3
Undistributed proportionate share of net income
    of investees accounted for by the equity method               0.9        2.2       --         --         --          0.2
                                                            ---------  ---------  ---------  ---------  ---------  ---------
               Total deductions                                  10.2       18.2        9.5        9.8        9.8        8.6


TOTAL EARNINGS                                              $   221.1  $   338.2  $ 1,042.5  $   796.2  $   867.0  $   908.8
                                                            =========  =========  =========  =========  =========  =========


FIXED CHARGES
-------------

Interest expense                                            $   132.0  $   179.4  $   147.8  $   119.5  $   128.6  $   135.0
Capitalized interest                                              6.1       11.8        6.6        6.2        5.4        5.1
Amortization of debt discount, premium or expense                 1.6        0.7        1.2        0.1        0.3        0.4
Interest portion of rental expense                               31.8       62.1       57.7       63.0       68.2       75.8
Proportionate share of fixed charges of investees
    accounted for by the equity method                            2.9        5.5        4.8        6.5        5.1        5.3
                                                            ---------  ---------  ---------  ---------  ---------  ---------

TOTAL FIXED CHARGES                                         $   174.4  $   259.5  $   218.1  $   195.3  $   207.6  $   221.6
                                                            =========  =========  =========  =========  =========  =========


TOTAL EARNINGS BEFORE FIXED CHARGES                         $   395.5  $   597.7  $ 1,260.6  $   991.5  $ 1,074.6  $ 1,130.4
                                                            =========  =========  =========  =========  =========  =========



RATIO OF EARNINGS TO FIXED CHARGES                               2.27       2.30       5.78       5.08       5.18       5.10